UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2009

Invesco Mortgage Capital Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-151665	262749336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE, Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Pursuant to the terms of the Underwriting Agreement, dated June 25, 2009, between Invesco Mortgage Capital Inc. (the "Company") and Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters (the "Underwriters"), on July 27, 2009 the Underwriters exercised in part their over-allotment option to purchase 311,200 shares of the Company's common stock (the “Additional Shares”) at $20.00 per share. The over-allotment option to purchase up to an additional 1,275,000 shares of the Company's common stock was granted in connection with the Company’s recent initial public offering (“IPO”) of 8.5 million shares. The Company completed the sale of the Additional Shares on July 27, 2009.

As previously disclosed, concurrent with the IPO, the Company completed two private placements, consisting of (i) 75,000 shares of common stock at $20.00 per share to Invesco Institutional (N.A.), Inc., a subsidiary of Invesco Ltd., and (ii) 1,425,000 limited partnership units in its subsidiary IAS Operating Partnership LP to a subsidiary of Invesco Ltd. Total proceeds from the private placements were $30.0 million.

The Company received proceeds of approximately $6.1 million from the sale of the Additional Shares, net of additional underwriting discounts and commissions paid to the Underwriters. At the completion of the offering, after giving effect to the partial exercise of the over-allotment option and the private placements, the Company has sold a total of approximately 8.9 million shares of common stock and raised approximately $201.1 million in net proceeds.

A copy of the press release issued by the Company in connection with this Item 8.01 is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated July 28, 2009, issued by Invesco Mortgage Capital Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Mortgage Capital Inc.

By:	/s/ Donald R. Ramon Donald R. Ramon

Date: July 28, 2009

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated July 28, 2009, issued by Invesco Mortgage Capital Inc.